Dated

1 June 2011

Employment contract

between

Coda Octopus Colmek, Inc

and

Mr. Mike Midgley

contents

clause

1	Interpretation	1
2	Term of appointment	3
3	Duties	3
4	Place of work	4
5	Compensation and Benefits	4
6	Expenses	5
7	Holidays	5
8	Outside interests	5
9	Confidential information	6
10	Intellectual Property rights	6
11	Termination	8
12	Obligations upon termination	9
13	Post-termination restrictions	9
14	Reconstruction and amalgamation	10
15	Notices	10
16	Entire Agreement and previous contracts	11
17	Variation	11
18	Counterparts	12
19	Governing law and jurisdiction	12

THIS AGREEMENT is dated 1 June 2011

Parties

(1)	Coda Octopus Colmek, Inc a Utah corporation with its principal place of business at 1775 South 4130 West, Salt Lake City, Utah 84104, USA (Company).

(2)	Mr. Mike Midgley of 9597 South Newkirk St, South Jordan, Utah 84095 (Employee).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this Clause 1.1 apply in this Agreement.

Appointment: the employment of the Employee by the Company on the terms of this Agreement.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Coda Board: the board of directors of Coda Octopus Group, Inc.

Commencement Date: the date of this Agreement.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data, know-how relating to the business of any Group Company or any of their business contacts including its its customers.

Employment IPRs: Intellectual Property Rights created by the Employee in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

Employment Inventions: any invention which is made wholly or partially by the Employee at any time in the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

Group Company or Group: the Company, any company of which it is a Subsidiary (its holding company) and any subsidiaries of the Company or those of its parent company or of any such holding company.

1

Incapacity: any sickness or injury which prevents the Employee from carrying out his duties.

Intellectual Property Rights (IPRs): patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Performance Milestones: the milestones against which a bonus payment becomes payable to the Employee by the Company and which are to be agreed between the Employee and the Company.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment under this Agreement which is not expressly set out in this Agreement or any documents referred to in it.

Restricted Business: any engineering business specializing in custom data acquisition systems, analog/digital signal processing, FPGA integration, rugged enclosure design, RF Conditioning.

Restricted Customer: any firm, company or person who, during the eighteen (18) months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom he became aware or informed in the course of his employment.

Restricted Person: any person who is or was an employee, consultant or affiliate of the Company during the preceding six months prior to Termination.

Staff Handbook: the Company’s staff handbook in force from time to time

Termination: the termination of the Employee’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

1.2	The headings in this Agreement are inserted for convenience only and shall neither affect its construction nor its interpretation.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2

2.	Term of appointment

2.1	The Company shall employ the Employee on a full time basis and the Employee shall serve the Company on the terms of this Agreement.

2.2	The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than four (4) months prior notice in writing.

3.	Duties

3.1	The Employee shall serve as Chief Executive Officer.

3.2	The broad terms of the role description for the Appointment is set forth in Schedule 1 hereto. Notwithstanding the description set forth in Schedule 1 and unless otherwise agreed in writing with the Board, the Employee shall perform all duties as are consistent with this position and such other duties that the Board or Coda Board may reasonably assign to the Employee from time to time.

3.3	During the Appointment the Employee shall:

(a)	act as a director the Company;

(b)	comply with the bye-laws of the Company (as amended from time to time);

(c)	abide by any statutory, fiduciary or common-law duties to the Company;

(d)	not do anything that would cause him to be disqualified from acting as a director;

(e)	unless prevented by Incapacity, devote the whole of his or her time, attention and abilities to the business of the Company;

(f)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board;

(g)	comply with all reasonable and lawful directions given to his or her by the Board or Coda Board;

(h)	promptly make such reports to the Board and Coda Board in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(i)	use his or her best endeavours to promote, protect, develop and extend the business of the Company;

3

3.4	The Employee consents to the Company monitoring and recording any use that she makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

3.5	The Employee shall comply with any electronic communication systems policy tha the Company may issue from time to time.

3.6	The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

3.7	All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.	Place of work

4.1	The Employee’s normal place of work is at the principal place of business of the Company.

5.	Compensation and Benefits

5.1	The Employee shall be paid an annual salary of $130,000 (“Base Salary”).

5.2	The Base Salary shall be paid by the Company on a bi-weekly basis.

5.3	Subject to the Company achieving the Performance Milestone for the financial year 2010/2011, the Company shall pay the Employee a bonus of $30,000 (“Performance Bonus”). The Performance Bonus shall be payable by the Company within three (3) months of the year end financial statements of the Company being signed off by the Company’s auditors.

5.4	The Employee’s salary shall be reviewed by the Board, and the Group Chief Executive, annually, the first such review to take place on 1 January 2012. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

5.5	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

4

5.6	The Employee shall be entitled to participate in the Company’s Bonus Scheme in effect from time to time under such terms and conditions as the Board may determine.

6.	Expenses

6.1	The Company shall reimburse against receipts or other evidence which is satisfactory to the Company, all reasonable and approved expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment.

6.2	Business expenses incurred by the Employee shall be claimed within 3 months of these being incurred.

6.3	The Employee shall abide by the Company’s policies on expenses as communicated to his or her from time to time.

6.4	Any credit card supplied to the Employee by the Company shall be used only for business expenses incurred by his or her in the course of the Appointment.

7.	Holidays

7.1	The Employee shall be entitled 20 days’ paid holiday in each holiday year together with the usual public holidays. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest whole day.

7.2	Holiday shall be taken at such time or times as shall be approved in advance by the Board. The Employee shall not without the consent of the Board carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year by virtue of a period of statutory maternity, paternity or adoption leave.

7.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday save on termination of the Appointment. If either party has served notice to terminate the Appointment, the Board may require the Employee to take any accrued but unused holiday entitlement during the notice period.

8.	Outside interests

8.1	Subject to Clause 8.2, during the Appointment the Employee shall not, except as a representative of the Group or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation). The Employee will not serve on the board of directors of any Restricted Business or other entity that owns, operates, acquires, sells, develops and/or manages any company which is involved in subsea or sonar inspection or visualization.

5

8.2	Notwithstanding Clause 8.1, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Group.

9.	Confidential information

9.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this Clause 9.

9.2	The Employee shall not (except in the proper course of his or her duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use his or her best endeavours to prevent the publication or disclosure of) any Confidential Information.

9.3	This restriction does not apply to:

(a)	any use or disclosure authorised by the Board or required by law or by the Appointment; or

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	prevent the Employee from making a protected disclosure within the meaning of any applicable employment legislation.

10.	Intellectual Property Rights

10.1	The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

10.2	The Employee acknowledges that, because of the nature of his or her duties and the particular responsibilities arising from the nature of his or her duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.

6

10.3	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of Clause 10.1, the Employee agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties.

10.4	The Employee agrees:

(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

(b)	at the Company’s request and in any event on the termination of his or her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

10.5	The Employee waives all his or her present and future moral rights which arise under the any applicable law relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

10.6	The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Employee in respect of his or her compliance with this Clause.

10.7	The Employee undertakes to use his or his or her best endeavours to execute all documents and do all acts both during and after his or his or her his or her employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this Clause 10.6.

7

10.8	The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

10.9	The Employee his or hereby irrevocably appoints the Company to be his or his or her attorney to execute and do any such instrument or thing and generally to use his or his or her name for the purpose of giving the Company or its nominee the benefit of this Clause 10. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this Clause 10 shall be conclusive evidence that such is the case.

11.	Termination

11.1	Notwithstanding the provisions of Clause 2.1, the Company or the Group Chief Executive may terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is guilty of any gross misconduct affecting the business of the Company or any Group Company;

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board; or

(c)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties; or

(d)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

11.2	The rights of the Company under Clause 11.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

8

12.	Obligations upon termination

12.1	On termination of the Appointment (howsoever arising) the Employee shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Group, any keys, credit card and any other property of any Group Company which is in his or her possession or under his or her control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his or her possession or under his control outside the Company’s premises; and

(c)	provide a signed statement that she has complied fully with his obligations under this Clause 12.1.

13.	Post-termination restrictions

13.1	In order to protect the confidential information, trade secrets and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that she shall not:

(a)	for twelve (12) months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

(b)	for twelve (12) months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

(c)	for twelve (12) months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

(d)	for twelve (12) months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(e)	at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity.

9

13.2	None of the restrictions in Clause 13.1 shall prevent the Employee from:

	(a)	holding an investment by way of shares or other securities in any business which is not a Restricted Business; or

	(b)	being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

	(c)	being engaged or concerned in any business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the twelve (12) months prior to Termination.

13.3	The restrictions imposed on the Employee by this Clause 13 apply to his or her acting:

	(a)	directly or indirectly; and

	(b)	on his or her own behalf or on behalf of, or in conjunction with, any firm, company or person.

13.4	Each of the restrictions in this Clause 13 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

13.5	The Employee will, at the request and expense of the Company, enter into a separate Agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this Clause 13 (or such of those restrictions as may be appropriate) in relation to that Group Company.

14.	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

15.	Notices

15.1	Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Employee) his last known address, or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

10

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of fax, at the time of transmission.

15.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party).

16.	Entire Agreement and previous contracts

Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)	this Agreement together with any documents referred to in it constitute the entire Agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous Agreement between them relating to the Appointment. in entering into this Agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

(b)	the only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

17.	Variation

No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

11

18.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

19.	Governing law and jurisdiction

19.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of New York.

19.2	The parties irrevocably agree that the courts of New York or Utah shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

12

Schedule 1	Role Description

Chief Executive Officer (CEO)

Based in Salt Lake City

Reports to Board of Colmek and the Chief Executive of Coda Octopus Group

Role Description

●	CEO is responsible day to day for the smooth overall management of Colmek

●	CEO is responsible for overall achievement of the Business Plan of Colmek and for overseeing the effective and successful implementation of the Business Strategy of Colmek and achieving the agreed Business Plan.

●	CEO is responsible for promoting Colmek and increasing its capabilities

●	CEO reports to the Board of Colmek and the Chief Executive of Coda Octopus Group at least monthly including providing details of the Company’s financial performance and forecasts and assessments of future prospects of the Company

●	Alongside scheduled reporting to the Board of Colmek, CEO shall provide information to, and collaborate with, others in the Coda Octopus Group Management team and reporting structure as the Coda Octopus Group Board may direct from time to time.

●	CEO understands and performs the legal duties associated with being a director of the Company

●	Formulate and agree with the Board of Colmek and Coda Octopus Group the business strategy of Colmek

●	Appraises the Board in a timely manner of business critical issues including failure of the business to perform in accordance with the Business Plan

●	Manage and control Colmek’s expenditure against the agreed and approved budgets for the business

●	Ensures good practices are implemented throughout including but not limited to good financial controls being in place.

13

Performance Milestone for Financial Year 2010/2011

The Company achieving revenues of no less than $4.5 million; and

Net Profit of at least $500K.

14

Executed as a deed by Coda Octopus Colmek, Inc acting by Geoff Turner (Director)
Director

Signed as a deed by Mike Midgley in the presence of:

Signature of Witness

Name and Address

Occupation
Date

15